Exhibit 21

SUBSIDIARIES OF PACER INTERNATIONAL, INC.

Jurisdiction of Incorporation
Intermodal Container Service, Inc. d/b/a Harbor Rail Transport	California
Manufacturers Consolidation Service of Canada, Inc.	Delaware
Pacer Cartage, Inc.	Delaware
Pacer Transport, Inc.	California
Pacer Distribution Services, Inc.	Delaware
PDS Trucking, Inc.	Delaware
RF International, Ltd.	New York
Ocean World Lines, Inc.	Delaware
Pacer Transportation Solutions, Inc. formerly known as Pacer Global Logistics, Inc.	Ohio
Pacer Stacktrain S. de R.L. de C.V.	Mexico
Stacktrain Mexico, S. de R.L. de C.V.	Mexico
Pacer Stacktrain, Inc.	Tennessee
S&H Transport, Inc.	Delaware
S&H Leasing, Inc.	Delaware
Pacer Container Line, Inc.	Delaware
CTP Leasing, Inc.	Delaware
Pacer Services, Inc.	Delaware
Rail to Rail Transport, Inc.	Delaware